Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS THIRD QUARTER FISCAL 2013 RESULTS

PLYMOUTH, MN March 28, 2013 – The Mosaic Company (NYSE: MOS) reported third quarter fiscal 2013 net earnings of $345 million, compared to $273 million a year ago. Earnings per diluted share were $0.81 in the quarter compared to $0.64 last year. The current year quarter included a $44 million, or $0.07 per share, negative impact from notable items. Operating earnings during the quarter were $419 million, roughly flat with $414 million a year ago. Mosaic’s net sales in the third quarter of fiscal 2013 were $2.24 billion, up from $2.19 billion last year, driven by higher potash and phosphate volumes.

“As we emerge from the traditionally slow third fiscal quarter, we are seeing strong demand and improving sentiment in most of our geographies,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “Global farm economics remain compelling, with continuing attractive commodity prices and low costs for critical crop inputs. Economic and demographic trends are extremely promising for Mosaic, and the Company’s long-term prospects are excellent.”

Mosaic’s gross margin for the third quarter of fiscal 2013 was $568 million, or 25 percent of net sales, compared to $522 million, or 24 percent of net sales, a year ago. The improvement in gross margin was primarily driven by higher potash volumes and lower phosphate raw material costs. Cash flow provided by operating activities in the third quarter of fiscal 2013 was $371 million compared to $405 million in the prior year. Capital expenditures totaled $398 million in the quarter. Mosaic’s total cash and cash equivalents were $3.3 billion and long-term debt was $1.0 billion as of February 28, 2013.

Quarterly Business Highlights

•	Subsequent to quarter end, the Company entered into an agreement to participate in the Ma’aden Phase II phosphate project with an investment of both capital and technical expertise.

•

The Potash expansion program continues to be on time and on budget with capital spending of $77 million in the quarter. Of the approximately $1 billion remaining board approved expansion program, over 80% is related to Esterhazy K3:

•	Shaft sinking is well underway at the Esterhazy K3 site.

•	The Colonsay underground expansion will be operational during the second half of calendar 2013.

•

Mosaic phosphate rock production in Florida increased to 3.6 million tonnes in the quarter, up 24 percent compared to the prior year quarter. South Fort Meade produced at near record levels during the quarter and is on pace to deliver over 5.5 million tonnes in fiscal 2013.

•	MicroEssentials® share of North American phosphate sales year-to-date fiscal 2013 continued to track above ten percent.

•	Mosaic’s recordable injury frequency rate continued to improve by building on last year’s record performance.

•	For the second straight year, Mosaic was named to the Ethisphere Institute’s list of the World’s Most Ethical Companies.

Potash

Potash Results	3Q FY13 Actual	3Q FY13 Guidance
Average MOP selling price	$385	$370 to $400
Sales volume	1.8 million tonnes	1.5 to 1.8 million tonnes
Potash production	78% of operational capacity	70+% of operational capacity

“Following the signing of India and China contracts, which delivered better than expected demand from these two countries, we saw improving potash fundamentals and sentiment around the world,” said Prokopanko. “We expect producer inventories to be drawn down in coming months as North American dealers prepare for what is likely to be a very strong application season and Canpotex delivers against these base load contracts.”

Net sales in the Potash segment totaled $758 million for the third quarter, up 37 percent compared to $553 million a year ago, driven by significantly higher volumes, partially offset by lower prices. Gross margin was $308 million, or 41 percent of net sales, compared to $270 million, or 49 percent of net sales, a year ago. The year-over-year decline in gross margin rate is primarily driven by lower realized potash prices, an unrealized loss on derivatives, and higher depreciation and increased labor expenses as the Company prepares to bring on new production capacity. Additionally, the year-over-year change in gross margin rate was negatively impacted by approximately four percentage points due to the timing of Canpotex shipments. Operating earnings were $216 million, down eight percent, compared to $234 million in the prior year. The current quarter included a $42 million charge related to the settlement of the potash anti-trust litigation.

The third quarter average MOP selling price, FOB plant, was $385 per tonne, down from $453 per tonne from a year ago. The Potash segment’s total sales volumes for the third quarter were 1.8 million tonnes, compared to 1.1 million tonnes a year ago.

Potash production was 2.0 million tonnes, or 78 percent of operational capacity, up from 1.8 million tonnes last year.

Phosphates

Phosphates Results	3Q FY13 Actual	3Q FY13 Guidance
Average DAP selling price	$496	$485 to $515
Sales volume	2.6 million tonnes	2.5 to 2.8 million tonnes
Processed phosphate production	87% of operational capacity	80%+ of operational capacity

“The supply and demand outlook for phosphates remains in balance,” Prokopanko said. “While we don’t expect India to come back to the market until later this year, recent price strengthening in Tampa exports reinforces our positive outlook. Over the long run, we maintain an optimistic view of phosphates, as evidenced by our recently announced joint venture with Ma’aden.”

Net sales in the Phosphates segment were $1.5 billion for the third quarter, down nine percent compared to last year, primarily driven by lower prices of finished product. Gross margin was $266 million, or 18 percent of net sales, compared to $259 million, or 16 percent, for the same period a year ago. The year over year improvement in gross margin rate was driven by lower raw material costs, partially offset by lower finished phosphate product prices. Operating earnings were $197 million, up four percent compared to $190 million last year.

The third quarter average DAP selling price, FOB plant, was $496 per tonne, compared to $536 per tonne a year ago. Phosphates segment total sales volumes were 2.6 million tonnes, flat with last year.

Phosphate rock production in Florida was 3.6 million tonnes in the quarter compared to 2.9 million tonnes last year, reflecting increased production at the South Fort Meade mine.

Mosaic’s North American finished phosphate production was 2.1 million tonnes, or 87 percent of operational capacity.

Other

Selling, general and administrative expenses were $90 million for the third quarter, down slightly from $91 million a year ago.

Financial Guidance

“Our fiscal fourth quarter potash price guidance reflects a higher proportion of international standard grade shipments and lower Canpotex contract prices in India and China. In Phosphates, we expect average selling prices to be flat, reflecting our success in navigating through the typical third quarter, winter season pricing dip,” said Prokopanko. “While quarter to quarter we see volatility in shipments and pricing of our products, over the long term Mosaic is well positioned to create shareholder value by executing against our strategic priorities and refining our financial policy.”

Total sales volumes for the Potash segment are expected to range from 2.3 to 2.6 million tonnes for the fourth quarter of fiscal 2013. Mosaic’s realized MOP price, FOB plant, for the fourth quarter of fiscal 2013 is estimated to be in a range of $350 to $380 per tonne, reflecting a substantially higher mix of standard product. The segment gross margin percentage in the fourth fiscal quarter is expected to be in the range of 40 to 45 percent as higher expected operating rates are offset by lower expected average realized potash prices. The fiscal 2013 fourth quarter operating rate in the Potash segment is expected to be above 85 percent of operational capacity.

Brine management expenses are expected to be in the range of $245 to $260 million for the full fiscal year 2013.

Total sales volumes for the Phosphates segment are expected to range from 2.6 to 2.9 million tonnes for the fourth quarter of fiscal 2013. Mosaic’s realized DAP price, FOB plant, for the fourth quarter of fiscal 2013 is estimated to range from $475 to $505 per tonne. The segment gross margin in the fourth fiscal quarter is expected to be about flat with the third fiscal quarter. The Company’s operating rate at its North American phosphate operations is expected to exceed 85 percent of operational capacity during the fourth quarter of fiscal 2013.

Updates to previously reported annual guidance for fiscal 2013:

1.	Total capital spending is expected to range from $1.5 to $1.6 billion, including approximately $700 to $800 million in sustaining capital.

2.	SG&A expenses are estimated to range from $420 to $440 million.

3.	Canadian Resource Taxes and Royalties are expected to range from $270 to $330 million. Canadian Resource Taxes and Royalties are included as a component of cost of goods sold for Potash.

4.	Mosaic estimates an effective income tax rate in the mid 20-percent range for the second half of fiscal 2013.

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Thursday, March 28, 2013 at 9:00 a.m. EDT to discuss third quarter earnings results as well as global markets and trends. Presentation slides and a simultaneous virtual webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or possible efforts to reduce the flow of excess nutrients into the Mississippi River basin or the Gulf of Mexico; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; the ability of Mosaic, Ma’aden and SABIC to agree upon definitive agreements relating to the prospective joint venture for the Wa’ad Al Shamal Phosphate Project, the final terms of any such definitive agreements, the ability of the joint venture to obtain project financing in acceptable amounts and upon acceptable terms, the future success of current plans for the joint venture and any future changes in those plans; adverse weather conditions affecting operations in Central Florida or the Mississippi River basin or the Gulf Coast of the United States, and including potential hurricanes, excess rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, or Canadian resources taxes and royalties; brine inflows at Mosaic’s Esterhazy, Saskatchewan potash mine or other underground mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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For the third quarter of fiscal 2013, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.07:

Description	Segment	Line item	Amount (pre-tax, in millions)	EPS impact (fully diluted)
Potash antitrust settlement	Potash	Other operating expenses	$42	$0.07
Unrealized loss on derivatives	Potash	Cost of goods sold	24	0.04
Foreign currency transaction (gain)	Consolidated	Foreign currency transaction (gain) loss	(32)	(0.06)
ARO Adjustment	Phosphates	Other operating expenses	10	0.02

			$44	$0.07

After-tax calculated using a 25% effective tax rate, per current company guidance

For the third quarter of fiscal 2012, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.08:

Description	Segment	Line item	Amount (pre-tax, in millions)	EPS impact (fully diluted)
Insurance proceeds	Phosphates	Cost of goods sold	$(8)	$(0.01)
Insurance proceeds	Phosphates	Other operating expenses	(21)	(0.04)
South Fort Meade litigation costs	Phosphates	Other operating expenses	13	0.02
Foreign currency transaction loss	Corporate	Foreign currency transaction (gain) loss	44	0.08
Premium on bond redemption	Corporate	Non-operating income	20	0.03

			$48	$0.08

After-tax calculated using a 27% effective tax rate

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Net sales	$2,240.6	$2,189.5	$7,281.9	$8,287.3
Cost of goods sold	1,672.2	1,667.7	5,290.3	6,036.1

Gross margin	568.4	521.8	1,991.6	2,251.2
Selling, general and administrative expenses	90.4	91.3	304.9	293.0
Other operating expense	58.9	16.8	97.8	17.9

Operating earnings	419.1	413.7	1,588.9	1,940.3
Interest income, net	3.6	4.1	13.9	13.3
Foreign currency transaction gain (loss)	32.3	(44.0)	(13.0)	5.4
Other expense	(0.4)	(19.1)	(0.9)	(19.2)

Earnings from consolidated companies before income taxes	454.6	354.7	1,588.9	1,939.8
Provision for income taxes	108.9	87.0	194.1	522.8

Earnings from consolidated companies	345.7	267.7	1,394.8	1,417.0
Equity in net earnings (loss) of nonconsolidated companies	(0.3)	4.2	11.6	6.9

Net earnings including noncontrolling interests	345.4	271.9	1,406.4	1,423.9
Less: Net earnings (loss) attributable to noncontrolling interests	0.8	(1.4)	3.6	1.0

Net earnings attributable to Mosaic	$344.6	$273.3	$1,402.8	$1,422.9

Basic net earnings per share attributable to Mosaic	$0.81	$0.64	$3.30	$3.24

Diluted net earnings per share attributable to Mosaic	$0.81	$0.64	$3.29	$3.24

Basic weighted average number of shares outstanding	425.7	425.4	425.6	438.5
Diluted weighted average number of shares outstanding	427.1	426.7	426.8	439.8

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	February 28,	May 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$3,322.7	$3,811.0
Receivables, net	873.6	751.6
Inventories	1,569.4	1,237.6
Deferred income taxes	138.4	237.8
Other current assets	437.9	543.1

Total current assets	6,342.0	6,581.1
Property, plant and equipment, net of accumulated depreciation of $3,673.1 million and $3,284.2 million, respectively	8,272.0	7,545.9
Investments in nonconsolidated companies	452.3	454.2
Goodwill	1,852.6	1,844.4
Deferred income taxes	180.7	50.6
Other assets	222.5	214.2

Total assets	$17,322.1	$16,690.4

Liabilities and Equity
Current liabilities:
Short-term debt	$61.2	$42.5
Current maturities of long-term debt	1.0	0.5
Accounts payable	740.9	912.4
Accrued liabilities	670.4	899.9
Deferred income taxes	63.1	62.4

Total current liabilities	1,536.6	1,917.7
Long-term debt, less current maturities	1,010.4	1,010.0
Deferred income taxes	803.0	787.9
Other noncurrent liabilities	828.5	975.4
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of February 28, 2013 and May 31, 2012	—	—
Class A common stock, $0.01 par value, 254,300,000 shares authorized, 150,059,772 shares issued and 128,759,772 shares outstanding as of February 28, 2013 and May 31, 2012	1.3	1.3
Class B common stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of February 28, 2013 and May 31, 2012	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 309,025,813 shares issued and 296,987,351 shares outstanding as of February 28, 2013, 308,749,067 shares issued and 296,710,605 shares outstanding as of May 31, 2012	3.0	3.0
Capital in excess of par value	1,485.8	1,459.5
Retained earnings	11,224.1	10,141.3
Accumulated other comprehensive income	410.4	378.0

Total Mosaic stockholders’ equity	13,124.6	11,983.1
Noncontrolling interests	19.0	16.3

Total equity	13,143.6	11,999.4

Total liabilities and equity	$17,322.1	$16,690.4

Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	February 28,	February 29,	February 28,	February 29,
	2013	2012	2013	2012
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$345.4	$271.9	$1,406.4	$1,423.9
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	152.2	127.9	437.0	368.4
Deferred income taxes	0.6	(47.6)	(24.1)	81.8
Equity in loss (earnings) of nonconsolidated companies, net of dividends	0.6	1.8	5.2	2.7
Accretion expense for asset retirement obligations	9.6	7.1	26.0	21.2
Share-based compensation expense	2.9	3.1	25.5	20.1
Unrealized loss (gain) on derivatives	46.2	(8.7)	16.3	32.7
Other	11.1	9.7	20.5	7.8
Changes in assets and liabilities:
Receivables, net	(77.7)	253.2	(141.5)	239.4
Inventories	(62.2)	(123.4)	(334.7)	(66.2)
Other current and noncurrent assets	106.1	(191.3)	93.5	(290.9)
Accounts payable	(114.3)	(3.4)	(97.3)	(152.1)
Accrued liabilities	(11.7)	29.9	(241.1)	(215.2)
Other noncurrent liabilities	(37.7)	74.3	(158.9)	2.9

Net cash provided by operating activities	371.1	404.5	1,032.8	1,476.5
Cash Flows from Investing Activities:
Capital expenditures	(397.8)	(411.8)	(1,240.4)	(1,190.3)
Restricted cash	4.5	1.2	5.1	2.3
Other	3.2	5.9	5.3	6.2

Net cash (used in) provided by investing activities	(390.1)	(404.7)	(1,230.0)	(1,181.8)
Cash Flows from Financing Activities:
Payments of short-term debt	(60.8)	(17.5)	(130.7)	(89.7)
Proceeds from issuance of short-term debt	100.8	70.8	149.2	147.7
Payments of long-term debt	(0.5)	(512.5)	(0.9)	(542.7)
Proceeds from issuance of long-term debt	0.6	1.5	1.8	748.2
Proceeds from stock options exercised	2.1	0.2	4.3	2.5
Repurchase of Class A common stock	—	—	—	(1,162.5)
Cash dividends paid	(106.7)	(21.4)	(320.0)	(66.1)
Other	(1.1)	(1.0)	(4.7)	(6.5)

Net cash used in financing activities	(65.6)	(479.9)	(301.0)	(969.1)
Effect of exchange rate changes on cash	(13.4)	54.4	9.9	(30.1)

Net change in cash and cash equivalents	(98.0)	(425.7)	(488.3)	(704.5)
Cash and cash equivalents - beginning of period	3,420.7	3,627.6	3,811.0	3,906.4

Cash and cash equivalents - end of period	$3,322.7	$3,201.9	$3,322.7	$3,201.9

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest (net of amount capitalized)	$—	$12.0	$—	$12.0
Income taxes (net of refunds)	80.0	119.9	265.5	455.4